One Express Drive | Columbus, OH 43230

July 29, 2011

Dominic Paul Dascoli
4002 Gaston Court
Greensboro, NC 27407

Dear Paul:

We are excited to present this letter as a formal invitation for you to join us at Express. We believe your knowledge, skills and experience are the right combination for success in this position, and we look forward to welcoming you to the Express family. The terms of this offer are outlined below.

Position:	Senior Vice President and Chief Financial Officer

Start Date:	TBD

Annual Salary:	$450,000
Based on your hire date and the current annual review program, you are eligible to receive your first annual review in the spring of 2012 and each spring thereafter, with annual adjustments based on your performance, business needs and economic factors.

Sign-On Bonus:	$100,000
You will receive a sign-on bonus of $100,000 (less applicable withholding) to be paid approximately two weeks after your start date.

Equity Replacement

Cash Payment:	$250,000
In addition to the Sign-On Bonus, you will receive a one-time cash payment of $250,000 (less applicable withholding) to be paid approximately two weeks after your start date. This cash payment (in addition to the equity awards described) is intended to compensate you for the unvested equity you will forfeit as a result of joining Express.

If you wish to defer a portion of these bonuses into a deferred compensation account, you must complete and return the enclosed form before your first day of employment with Express. Please refer to the enclosed Benefits Overview for more information.

Bonus:	Up to 100%
You will be eligible for the Incentive Compensation (IC) program with an initial annual target annual cash bonus opportunity of 50.0% of your annual salary (a payout of $225,000) and a maximum annual cash bonus opportunity of 100.0% of your annual salary (a payout of $450,000). You will begin participating in this program beginning with the 2011 Fall season. IC payouts are based on Express' financial results, and can vary from zero (0) to a maximum of double your target level. In calculating your annual IC payout, the year is divided into two seasons with 40% of your annual IC paid for the Spring season and 60% for the Fall season.

Annual Cash Target:	$675,000
Your annual cash compensation target will be $675,000 (your base salary plus 50.0% target IC), and your annual cash compensation could be up to $900,000 (your annual salary plus 100.0% maximum IC).

Equity:	25,000 Stock Options and 20,000 Restricted Stock Units
You will be granted 25,000 Stock Options ("Options") and 20,000 Restricted Stock Units ("RSUs").

25,000 Options (4-year vesting; 25% each anniversary), and
10,000 RSUs (4-year vesting; 25% each anniversary), and
10,000 RSUs (2-year cliff vesting; 100% on 2nd anniversary)

This grant will occur on the 15th day of the month, (or the first business day thereafter if the 15th day is not a trading day) following your start date and will be subject to the terms and conditions of the Express, Inc. 2010 Incentive Compensation Plan. The specific details of this grant will be provided to you in a separate communication a few weeks after the grant date.

Benefits:
The enclosed Benefits Overview provides highlights of the health, lifestyle, savings and retirement, and other benefits, for which you will be eligible. During your new hire orientation, you will be provided with additional details regarding your benefits, including enrollment instructions.

In addition to the 401(k), you will be eligible for the Supplemental Retirement Plan. This Plan is designed to create additional savings opportunities when you exceed the IRS savings limits. You will be able to 1) defer a percentage of your pay with a company match, 2) receive an additional annual retirement contribution, and 3) defer a portion of your base pay and/or bonus as deferred compensation. Please refer to the enclosed Benefits Overview for highlights and eligibility information.

You will also be eligible for the Executive Medical Program. This benefit provides benefits in addition to the base medical program by reimbursing you for certain out-of-pocket expenses under the base medical or dental programs. This benefit will reimburse 100% of eligible expenses up to a total of $10,000 per year per family. Vision and hearing benefits are also included in this plan.

Relocation:
You will be reimbursed for relocation expenses under the provisions of our enclosed Relocation Policy. Relocation expenses will be grossed-up to offset federal and state taxes, to the extent allowed by law and our Relocation Policy.

In the event your current primary residence is not sold, after having fully participated in Express' relocation and home selling program, within 6-months of your start date, Express will purchase such residence at the then fair market value. Express is not obligated to purchase such residence if there are: (a) significant mold or repair problems, (b) zoning or easement disputes, and/or (c) building code violations.

Severance:
If Express terminates your employment without cause, you will be entitled to receive twelve (12) months of salary continuation and certain benefits pursuant to the terms of a separate severance agreement to be entered into between you and Express.

In the event you resign your employment for any reason whatsoever prior to the second anniversary of employment with Express, then you shall repay to Express the entire amount of your sign-on bonus and relocation expenses within 90 days of the cessation of your employment.

This offer (a) does not constitute an employment contract with you and your employment with Express will be at-will, and (b) is contingent upon a successful background verification.

As a condition of accepting this offer of employment with Express, you will be required to enter into the Confidentiality, Non-Competition and Intellectual Property Agreement (the Confidentiality Agreement), which is attached and incorporated herein by reference and includes 12-month non-compete, 12-month non-solicitation and customary confidentiality provisions.

Sincerely, /s/ Matthew C. Moellering
I accept this offer as of the date above and represent that my accepting this offer and employment with Express will not conflict with or result in a violation or breach of any legal obligation to which I am subject.

Matthew C. Moellering EVP, Chief Administrative Officer and Chief Financial Officer Express, Inc.	/s/ Dominic Paul Dascoli
Dominic Paul Dascoli

CONFIDENTIALITY, NON- COMPETITION AND
INTELLECTUAL PROPERTY AGREEMENT

As an Executive of Express, LLC (the "Company"), I have access to or may develop trade secrets, intellectual property, and other confidential or proprietary information of the Company.

THEREFORE, in consideration of my employment or continued employment with the Company and future compensation, including my right to participate in the Company's incentive compensation plans, and in recognition of the highly competitive nature of the business conducted by the Company, I agree as follows:

1.	CONFIDENTIALITY.

a.
I will at all times during and after my employment with the Company faithfully hold the Company's Confidential Information in the strictest confidence, and will not disclose it to anyone other than as required in the performance of my duties to the Company. I will not use Confidential Information for my personal benefit or for the benefit of any competitor of the Company or other third party. For purposes of this Agreement, “Confidential Information” means any Company proprietary information, data, trade secrets or know-how, including, but not limited to, product plans, products, services, customer lists, markets, developments, inventions, processes, formulas, technology, designs, drawings, marketing, finances or other business information that the Company has not made available to the general public.

b.
I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to anyone or to use it other than as required in the performance of my duties to the Company consistent with the Company's agreement with such third party. To the extent that I have, either now or at any point in the future, any question regarding what constitutes Confidential Information, I will contact the Vice President of Human Resources before divulging or using such information.

2.
INFORMATION OF OTHERS. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that I will not bring onto the premises of the Company any proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. I represent that my performance of all the terms of this Agreement and my responsibilities as an employee of the Company will not breach any non-competition, invention assignment or proprietary information agreement with any former employer or other party.

3.
TERMINATION. I agree that, upon my separation from the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all documents and other materials that contain Confidential Information as well as any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company or its affiliates. In the event of the termination of my employment, I agree to sign and deliver to the Company the "Termination Certification" attached hereto as Exhibit A. I further agree that execution of the Termination Certification is a material term of this Agreement.

4.
NON-SOLICITATION. I agree that for a period of twelve (12) months immediately following my separation from the Company for any reason whatsoever, I will not hire any employees of the Company or cause any such employees to be hired by any entity by which I am employed. Further, I agree that during my employment and for a period of twelve (12) months immediately following my separation from the Company for any reason whatsoever I will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or attempt to solicit, induce, recruit, encourage or hire employees of the Company, either for myself or for any other person or entity.

5.
NON-COMPETITION. I agree that, during the term of my employment with the Company, I will devote my full time and efforts to the Company and I will not engage in any other activities that conflict with my obligations to the Company. During my employment and for a period of twelve (12) months immediately following my separation from the Company for any reason whatsoever, I will not, directly or indirectly, work for or contribute to the efforts of any business organization that competes in the United States, or plans to compete in the United States, with the Company or its products. I understand that the Company at its sole discretion may waive this provision or shorten the twelve-month period by giving me a written waiver. I also understand that the Company shall continue to pay me my base salary (minus the deductions required by law) during the period I am required not to work for a competitor, except that in no case will the Company pay me my base salary for any portion of the twelve-month period during which I am either self-employed or employed by or working for someone other than a competitor. It is my responsibility to report immediately to the Vice President of Human Resources for the Company should I accept employment during any period for which I am paid by the Company. I agree that this covenant is reasonable with respect to its duration, geographical area and scope in light of the Company's desire to protect its Confidential Information. In the event the provisions of this Section 5 are deemed to exceed the time, geographic or scope limitations permitted by law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by law. For the avoidance of doubt, I understand that if I am entitled to receive benefits under that certain Severance Agreement, dated as of , 2011, between me and the Company (the “Severance Agreement”), that I shall not also be entitled to any payment pursuant to this Section 5.

6.
INVENTIONS. I agree that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during my employment with the Company, including those developed on my own time, which relate to or are useful in the Company's business (“Intellectual Property”) shall be owned solely by the Company. I understand that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets and other intellectual property. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my employment with the Company, including designs. The records may be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times. All Intellectual Property is either work made for hire for the Company within the meaning of the U. S. Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then I irrevocably assign all right, title and interest in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. I will, without any additional consideration, execute all documents and take all other actions needed to convey my complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. I agree that the Company may alter or modify the Intellectual Property at the Company's sole discretion, and I waive all right to claim or disclaim authorship. I represent and warrant that any Intellectual Property that I assign to the Company, except as otherwise disclosed in writing at the time of assignment, will be my sole, exclusive, original work. I have not previously invented any Intellectual Property or I have advised the Company in writing of any prior inventions or ideas.

7.
ELECTRONIC EQUIPMENT. I acknowledge and agree that I have no expectation of privacy with respect to the Company's telecommunications, networking or information processing systems, electronic records, or any Company-furnished equipment (including, without limitation, files, programs, images, e-mail messages, text messages, and voice messages) and that my activity and any files or messages of any kind on or using any of those systems may be monitored, confiscated, or destroyed at any time without notice. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel without notice.

8.	MISCELLANEOUS.

a.	In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

b.
I understand that this Agreement does not constitute an employment contract or obligate the Company to employ me for any period of time. I acknowledge that my employment with the Company is and will at all times be “terminable-at-will” which means that either the Company or I may terminate my employment at any time, for any reason or no reason, and with or without notice. However, while I am free to end my employment at any time, if I decide to resign my employment with the Company, I will provide the Company with at least sixty (60) days prior written notice. I agree that if I fail to provide such notice I will be considered “non rehirable” by the Company.

c.
This Agreement cannot be changed in any way unless the Company and the Executive agree to such changes in writing. This Agreement constitutes the entire understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, written or oral, with respect to its subject matter.

d.	This Agreement will be governed by and interpreted in accordance with Ohio law, without regard for choice of law principles.

e.	In the event of a conflict between this Agreement and the Severance Agreement, the terms of the Severance Agreement shall prevail.

f.	In the event that any part of this Agreement shall be declared unenforceable or invalid, the remaining parts shall continue to be valid and enforceable.

g.	This Agreement shall inure to the benefit of and be binding upon the parties and their respective executors, administrators, personal representatives, heirs, assigns and successors in interest.

h.
I acknowledge that any breach by me of this Agreement may result in irreparable and continuing damage to the Company's business for which there may be no adequate remedy at law. I further agree that in the event of any potential or actual breach of this Agreement, the Company and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper. I further agree that the Company shall be entitled to an award of its attorneys' fees and all costs associated with any legal action to enforce its rights under this Agreement.

i.
I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; and I have carefully read this Agreement. I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand them.

Date:

September 20, 2011

/s/ Dominic Paul Dascoli
Signature

Dominic Paul Dascoli
Name

EXHIBIT A
EXPRESS, LLC
TERMINATION CERTIFICATION
I certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Express, LLC, its subsidiaries, affiliates, successors or assigns (together, the "Company").
I further certify that I have complied with all the terms of the Confidentiality, Non-Competition and Intellectual Property Agreement I entered into with the Company (the "Agreement"), including, but not limited to, the reporting of all Intellectual Property (as defined in the Agreement) and original works of authorship, conceived or made by me (solely or jointly with others) covered by the Agreement.
I confirm my agreements contained in the Agreement, including but not limited to Section 1 (Confidential Information), Section 4 (Non-Solicitation), Section 5 (Non-Competition) and Section 6 (Inventions).
Date:

Signature

Name